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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
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Contacts:    Peter N. Hood, CFO
             Storage Computer Corporation
             (603) 880-3005 ext. 303
             ir@storage.com

              STORAGE COMPUTER SELLS $3 MILLION OF COMMON STOCK


NASHUA, New Hampshire - May 7, 2002 -- Storage Computer Corporation (AMEX:SOS), a leading worldwide provider of high-performance data storage and delivery systems, today announced that it has completed a $3,000,000 financing through a private placement of Common Stock to a group of four European and US based institutional investors.

         The Company sold 600,000 shares of common stock at $5.00 per share and issued 260,000 warrants to purchase common stock at $6.18 per share that are exercisable over a five-year period.

         Peter Hood, the Company's Chief Financial Officer commented, " We are pleased that we have been able to complete this transaction. The terms are the most favorable the Company has negotiated since we began raising equity capital in 2000. We view this as continuing validation of the Company's progress as we believe that our new investors share our optimism about the networked storage sector and Storage Computer's early technological leadership position in optical carrier connectivity, as well as management's aggressive action in the enforcement of the Company's extensive intellectual property rights."

ABOUT STORAGE COMPUTER CORPORATION

Storage Computer Corporation (AMEX:SOS), a leading worldwide provider of high performance storage solutions, develops and manufactures software-driven, multi-host storage solutions for powering advanced business applications. Based on open system architectures Storage Computer's high-bandwidth storage technology supports a great variety of applications, including advanced database activities, interactive multimedia, multi-cast content, medical imaging and more. Storage Computer's worldwide headquarters are in Nashua, New Hampshire, with subsidiaries and distribution in over 20 countries. Company information may be found at http://www.storage.com.
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This press release may contain forward-looking statements to future events or future financial performance that involves risks and uncertainties. These statements are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. These statements are only predictions and actual results could differ materially from those anticipated in these statements based upon a number of factors including those uncertainties and risk factors detailed from time to time in reports filed by Storage Computer Corporation with the Securities and Exchange Commission, including our most recent reports on Form 10-K and 10-Q.